Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

June 19, 2002

Dear Sir/Madam:

We have read Item 4(a) included in the Form 8-K/A dated May 17, 2002, of Johnson Outdoors, Inc. (the Company) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, with the exception of the reference to the approval by the Company's Audit Committee of the Board of Directors' recommendation to change independent accountants, of which we have no knowledge.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP




joh999/02/a/l061802a

Copy to:
Mr. Paul A. Lehmann
Chief Financial Officer
Johnson Outdoors, Inc.